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                        [QUEST MEDICAL, INC. LETTERHEAD]


                              FOR IMMEDIATE RELEASE

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                            For Further Information:
AT THE COMPANY:                            AT THE FINANCIAL RELATIONS BOARD:
F. Robert Merrill                          Karl Plath          Kate Rajeck
Sr. Vice President Finance                 General Inquiries   Analyst Inquiries
972 390-9800 / Ext: 204                    312 640-6738        415 986-1591
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             QUEST MEDICAL ANNOUNCES SALE OF CARDIOVASCULAR DIVISION

DALLAS, DECEMBER 30, 1997 - QUEST MEDICAL, INC. (NASDAQ: QMED), a manufacturer of proprietary products for the healthcare industry, announced today that it has agreed to sell its cardiovascular and intravenous fluid products division, including the Myocardial Protection System(R) product line, to Atrion Corporation (NASDAQ: ATRI). The transaction is expected to close in January 1998. Quest will receive approximately $24.5 million in cash (subject to certain purchase price adjustments) for the division. Quest has also granted Atrion a nine-month option to purchase Quest's Allen, Texas manufacturing facility and corporate headquarters for $6.5 million. Quest will lease space in the Allen facility to Atrion during a transition period. Atrion has stated that it will relocate its executive offices to the Allen facility. If Atrion purchases the facility, Quest would relocate its Advanced Neuromodulation System ("ANS") business to a new location in the North Dallas area. As part of the transaction, approximately 130 Quest employees will accept employment with Atrion, including certain executive officers. Other employees and executive officers (about 100 in number) will stay with Quest.

         The cardiovascular division generated approximately $14.7 million in revenues in the year ended December 31, 1996 and $10.8 million in revenues in the nine months ended September 30, 1997.

         As announced in a press release dated December 15, 1997, Quest will continue to operate its profitable and growing ANS business. Revenue for the ANS division was $11.4 million for 1996 and $10.8 million for the first nine months of 1997, and increased 46 percent in the third quarter over the comparable 1996 quarter and 30 percent for the nine months ended September 30 compared to the prior year nine month period. ANS earnings before interest, taxes, depreciation and amortization for the nine months of 1997 was $2,949,000 (excluding a second quarter 1997 pretax write-off for ANS inventory of previous designs of $479,000).

         Quest will use approximately $9 million of the cash proceeds to pay off debt and the expenses of the transaction. Following the transaction, Quest will have approximately $15 million in cash and no debt other than its Allen facility mortgage. If Atrion exercises the

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purchase option on the Allen facility, Quest would receive another $2.7 million in net proceeds after paying off the mortgage. Quest's Board of Directors said that it will consider using a portion of the transaction proceeds to implement a stock repurchase program.

         "We believe this transaction is a good one for Quest/ANS because it allows us to focus our efforts on the ANS business and, with our strengthened balance sheet, to capitalize on significant market opportunities in the neuromodulation market, without the distractions of maintaining the cardiovascular business. We intend to not only enhance our existing radio-frequency (RF) product line with advanced RF technology, but also to expand our product line to include an implantable pulse generator (IPG). IPG products currently account for approximately 80% of the units sold in the spinal cord stimulation market. We are also very interested in expanding the use of our ANS products to address other neurological-related health problems, including motor disorders, Parkinson's Disease and angina," commented F. Robert Merrill III, the Company's acting CEO.

         Quest Medical designs, develops, manufactures and markets a variety of healthcare products used primarily in neuromodulation, cardiovascular surgery and intravenous fluid delivery applications.


The following is a "safe harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are "forward-looking statements". Terms such as "anticipate", "believe", "estimate", "expect", "predict" and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to, whether a stock repurchase program will be approved by the Board of Directors, and other risks detailed from time to time in the Company's SEC public filings.